Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is made and entered into by and between Nanosphere, Inc. (the “Company”) and William P. Moffitt (“Employee”) (collectively, “the Parties”).

RECITALS:

A. Prior to February 8, 2013 (the “Notice Date”), Employee was employed by the Company as its President and Chief Executive Officer pursuant to the terms of that certain Third Amended and Restated Employment Agreement dated as of January 1, 2013 (the “Employment Agreement”). All capitalized terms used in this Agreement and not defined herein shall have the same meaning as in the Employment Agreement.

B. On the Notice Date, Employee was given written notice in accordance with Section 5.1 of the Employment Agreement that his employment was terminated without Cause as of April 14, 2013 (the “Separation Date”), and that he was relieved of his duties as President and Chief Executive Officer as of the Notice Date.

C. Pursuant to the Employment Agreement, upon a termination without Cause Employee is entitled to receive certain severance and other post-employment benefits, conditioned upon his execution of, and failure to revoke, a release of all claims against the Company in such form as the Company may reasonably require.

D. The parties now wish to enter into this Agreement to specify the terms upon which Employee’s employment is being terminated, and the benefits to which Employee is entitled under the Employment Agreement by reason of the termination. This Agreement shall constitute the release of claims referred to in Section 5.6 of the Employment Agreement.

THEREFORE, in consideration of the premises, and the mutual covenants and promises contained herein, the parties, intending to be legally bound, agree as follows

Termination of Employment; Duties During Remaining Employment Term. It is acknowledged and agreed that the Employee’s employment was properly terminated by the Company without Cause, effective as of the Separation Date, by notice duly given on the Notice Date, and Employee’s employment, and the Employment Term, shall terminate on the Separation Date, except as otherwise provided below. It is further acknowledged that Employee was removed from his position as President and Chief Executive Officer as of the Notice Date. During the remainder of the Employment Term, Employee’s sole duties shall be to provide cooperation and assistance as required by the Company in the transition of duties to a new President and Chief Executive Officer, but Employee shall not be required to devote his full time to the Company or to be present at the Company’s offices, except as specifically requested for transitional purposes. In the event of Employee’s willful, intentional or deliberate failure to provide such cooperation and assistance, the Company reserves the right to terminate his employment prior to the Separation Date for Cause. In the event of Employee’s death or resignation prior to the Separation Date, the provisions of the Employment Agreement dealing with death or resignation shall apply.

Compensation During Remaining Employment Term. For the balance of the Employment Term, Employee shall continue to receive his Base Salary in accordance with the Employment Agreement, and shall continue to participate in all employee benefit plans in accordance with their terms. As soon as practical following the Separation Date, Employee shall receive any unpaid Base Salary accrued through the Separation Date, and payment for earned but unused vacation time in accordance with the Company’s established payroll practices. Effective as of the Notice Date, Employee is no longer authorized to incur any reimbursable business expenses without the prior written consent of the Company. Employee acknowledges that he is not entitled to any additional compensation from the Company with respect to his employment, except as otherwise provided herein. Without limiting the generality of the foregoing, the Company acknowledges that no performance bonuses were paid to any executive officers of the Company for 2012, and Employee acknowledges that he shall not be entitled to any performance bonus for 2012 or 2013 pursuant to Section 3.2(a) of the Employment Agreement, that any performance bonuses for prior years have, to the extent earned, been paid, and that no Strategic Transaction has occurred that would give rise to a Transaction Bonus pursuant to Section 3.2(b) of the Employment Agreement.

Severance and Post-Termination Benefits. Provided that Employee (i) remains in employment through the Separation Date, (ii) complies with his obligations under this Agreement, (iii) if this Agreement is signed by Employee prior to the Separation Date, executes and delivers to the Company the Supplemental Release attached hereto as Exhibit A on a date that is not earlier than the Separation Date and not later than 21 days after the Separation Date, and (iv) does not revoke either this Agreement or the Supplemental Release, if applicable, then:

(a)	The Company shall pay to the Employee severance pay in the aggregate amount of two hundred and fifty thousand dollars ($250,000.00). The severance pay shall be paid by continuing payments to the Employee, on each payroll date commencing with the first payroll date that follows the date on which the revocation period described in the Supplemental Release expires (the “Revocation Date”), in the same amount of Base Salary payments that Employee was receiving prior to the Separation Date, until the total amount of such payments (prior to tax withholding) equals the severance pay.

(b)	In the event that a Strategic Transaction occurs on or prior to October 14, 2013, Employee shall receive the Strategic Bonus, calculated and paid in accordance with Section 3.2(b) of the Employment Agreement, but not prior to the Revocation Date.

(c)	The Employee’s grant, received on November 25, 2009 of 62,500 shares of restricted stock, shall fully vest on the Revocation Date.

(d)	To the extent that Employee, or any of his dependents, elects continued coverage under of the Company’s plans providing medical, dental, prescription drug and vision benefits pursuant to §4980B of the Internal Revenue Code (“COBRA”) following the Separation Date, the Company shall reimburse the Employee, on a monthly basis, for the premium paid for such COBRA coverage, as in effect from time to time, for a period of eighteen (18) months from the Separation Date (or, if shorter, the period during which such COBRA coverage is in effect).

(e)	For a period of eighteen (18) months after the Separation Day, the Company shall pay to the Employee on a monthly basis and amount equal to the monthly premiums the Company would have been required to pay to keep in effect all life and long-term disability insurance coverage that was in effect immediately prior to the Separation Date for the Employee and his family members (reduced by any amount that Employee was required to be pay for such coverage).

All such payments and benefits are hereinafter referred to as the “Severance”, and shall be subject to all applicable tax withholding. The Company has determined, in accordance with Section 7(b) of the Employment Agreement, that none of the Severance is subject to Section 409A of the Code, and accordingly that the 409A Suspension Period does not apply. The Employee acknowledges that he has been given an opportunity to consult with his own tax advisors, and agrees with such determination. In no event shall the Company have any obligation to reimburse or indemnify the Employee by reason of any addition to tax that may be imposed on him pursuant to Section 409A.

Group Health Insurance Benefits. Employee will not earn any benefits under, and will not participate in, any Company benefit plans or programs following the Termination Date. Notwithstanding the foregoing, Employee shall have whatever rights may exist under COBRA to continue to participate in the Company’s group health insurance plan following the Termination Date, provided he elects to continue such coverage at his expense in a timely manner and complies with all established terms and conditions for such continuation of coverage.

Restricted Stock and Options. Except as otherwise provided in Section 3(c), vesting of restricted stock and stock options held by Employee will cease on the Separation Date at which time any vested options can be exercised until the earlier of the first anniversary of the Separation Date or the expiration of the option’s term, and all unvested options and restricted stock will be forfeited on the Separation Date. Employee acknowledges that until December 28, 2013, he may not sell any shares of the Company’s common stock that he may acquire upon exercise of the 450,000 options granted to the Employee on December 28, 2011 pursuant to Section 4(a) of the Incentive Stock Option Award Agreement between the Company and the Employee dated as of December 28, 2011.

No Further Obligations. Except for the obligations expressly set forth in this Agreement, the Company shall make no further payments or contributions on behalf of the Employee or Employee’s family members, whether for salary, vacation, sick days, life insurance, long term disability insurance or any other form of insurance or for any other compensation or benefits following the Separation Date.

General Release.

(a)	Release of Employee Claims.

(i) General Release of Employee Claims. For and in consideration of the Severance, and the other covenants of the Company made herein, Employee agrees that by executing this Agreement Employee does hereby, on behalf of Employee, Employee’s heirs, executors, administrators, representatives, successors and assigns, irrevocably and unconditionally release and forever discharge the Company, all affiliated or related entities, successors, predecessors, assigns or representatives, and any present and former officers, directors, trustees, board members, employees, agents, attorneys, and insurers, and all persons acting for, by, through, under or in concert with any of them (hereinafter “Released Parties”), of and from any and all claims, demands, liabilities, actions, causes of action, rights, obligations, suits, debts, accounts, claims for attorneys’ fees, interest, expenses and costs, damages, judgments, and executions of any nature whatsoever (collectively, “Claims”), which Employee, Employee’s heirs, executors, administrators, representatives, successors, or assigns, had, now have, or may hereafter have, from the beginning of time to the date hereof, against any of the Released Parties, whether based on federal or state statute, common law, rule or regulation, whether in law or in equity, contract or tort, whether liquidated or unliquidated, whether known or unknown, related to Employee’s employment with the Company and/or the termination therefrom. This general release includes but is not limited to Claims arising out of or in connection with: (i) any allegation that the Company wrongfully or unlawfully terminated, discharged, or laid off Employee; (ii) any allegation of violation of the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871, and 1991, including Sections 1981 and 1983 of the Civil Rights Act, the Worker’s Adjustment and Retraining Notification Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, and the Illinois Whistleblower Act; (iii) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment, discrimination, or retaliation, invasion of privacy, violation of public policy, negligence, or any other tort; (iv) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, the provisions of the Constitution of the United States or of any other state, and/or any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment; and/or (v) any other statutory or common law cause of action.

(ii) Nature of Employee Release. The release contained in this Section 7(a) is a GENERAL RELEASE and any reference to specific Claims arising out of Employee’s employment or its termination is not intended to limit this release of Claims. Employee acknowledges and understands that he may later discover facts in addition to or different from those he currently knows or believes to be true regarding rights or Claims covered by this release. In signing this Agreement, Employee nonetheless intends to give up all rights and Claims covered by the release, whether known or unknown, suspected or unsuspected.

(iii) Exclusions from Employee Release. Excluded from the release above are rights and Claims which cannot be waived by law, including Claims for workers’ compensation, unemployment compensation, accrued and vested retirement benefits, and Claims arising after the date on which this Agreement is signed. Also excluded from the release are Employee’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or participate in an agency investigation. Employee is, however, waiving all rights to recover money or other individual relief in connection with any administrative charge filed by Employee or any other person or entity.

(b)	Release of Company Claims.

(i) General Release of Company Claims. For and in consideration of the covenants, representations and warranties of Employee contained in this Agreement, Company agrees that by executing this Agreement Company does hereby, on behalf of itself and its lawful successors and assigns, irrevocably and unconditionally release and forever discharge the Employee and his heirs, executors, administrators, representatives, successors and assigns of and from any and all Claims, which the Company or its lawful successors or assigns, had, now have, or may hereafter have, from the beginning of time to the date hereof, against the Employee or his heirs, executors, administrators, representatives, successors and assigns, whether based on federal or state statute, common law, rule or regulation, whether in law or in equity, contract or tort, whether liquidated or unliquidated, whether known or unknown, related to Employee’s employment with the Company and/or the termination therefrom. This general release includes but is not limited to Claims arising out of or in connection with: (i) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment, discrimination, or retaliation, invasion of privacy, violation of public policy, negligence, or any other tort; (ii) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, the provisions of the Constitution of the United States or of any other state, and/or any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment; and/or (iii) any other statutory or common law cause of action.

(ii) Nature of Company Release. The release contained in this Section 7(b) is a GENERAL RELEASE and any reference to specific Claims arising out of Employee’s employment or its termination is not intended to limit this release of Claims. The Company acknowledges and understands that it may later discover facts in addition to or different from those it currently knows or believes to be true regarding rights or Claims covered by this release. In signing this Agreement, the Company nonetheless intends to give up all rights and Claims covered by the release, whether known or unknown, suspected or unsuspected.

(iii) Exclusions from Company Release. Excluded from the release above are rights and Claims which cannot be waived by law, including Claims for workers’ compensation, unemployment compensation, accrued and vested retirement benefits, and Claims arising after the date on which this Agreement is signed.

Covenant Not To Sue. A “covenant not to sue” is a legal term which means the Employee and the Company each promises not to file a lawsuit in court. It is different from the releases contained in Section 7 above. Besides releasing Claims covered by that release, Employee agrees never to sue any of the Released Parties, and the Company agrees never to sue the Employee in any forum for any reason covered by the releases. Notwithstanding this Covenant Not To Sue, either the Company or the Employee may bring a claim against the other to enforce this Agreement or to challenge its validity under the Age Discrimination in Employment Act. If Employee sues a Released Party in violation of this Agreement, Employee: (i) shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit; or alternatively (ii) the Company can require the Employee to return all but $500.00 of the Severance paid to him under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement. If the Company sues the Employee in violation of this Agreement, the Company shall be liable to the Employee for his reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. In that event, the Employee shall be excused from any remaining obligations that exist solely because of this Agreement.

No Admission. Employee understands and agrees that the payment of monies and other consideration set forth in this Agreement does not constitute an admission of liability or violation of any applicable law, regulation, or agreement, and in fact the Released Parties expressly deny any such liability or violation.

Return of Property. Employee agrees, to the extent Employee has previously failed to do so, to return immediately all documents, reports, files, financial information, customer lists, keys, credit cards, keycards, employee identification cards, pagers, remote computer access tokens, programs, software and discs, including, but not by way of limitation, those programs, software, and discs generated during Employee’s employment with the Company, and all other items which are the property of the Company, or contain information which belongs to the Company or any of the Released Parties (collectively, the “Company Data”). Employee agrees that Employee will not retain any copies, duplicates, reproductions or excerpts of any of the foregoing. Notwithstanding the foregoing, Employee may retain his Company-issued computer (the “Computer”) as his personal property from and after the Separation Date. By executing and delivering this Agreement, Employee represents and warrants to the Company that he has deleted or caused to be deleted all Company Data from the Computer.

Proprietary Information. Employee hereby agrees that Employee shall not use for Employee’s own benefit or for the benefit of any third party, nor shall Employee disclose to any third party any proprietary, non-public, or otherwise confidential information of or regarding the Company or its operations, products, manufacturing processes or procedures, services, financial information, data, or reports, pricing, customers, prospective customers, suppliers, or employees, computer programs, marketing information and procedures, including but not limited to sales, pricing policies, operational methods, business plans and plans for future development, and other business information which is not readily available to the public.

Nondisparagement. Employee shall not make any statement, written or oral, or permit any statement to be attributed to him, whether or not defamatory, that disparages the Company, or its officers, directors, affiliates, products or customers, and the Company, shall not make, or permit any of the members of its Board of Directors or senior executives to make any statement, or permit any statement to be attributed to it or them, whether or not defamatory, that disparages Employee or his performance as an employee of the Company. Nothing contained in this Section 12 shall preclude either party from enforcing his or its rights under this Agreement or preclude either party from providing truthful testimony in response to any legally issued subpoena.

Indemnification. The Company and Employee are parties to that certain Indemnification Agreement dated as of November 2, 2007 (the “Indemnification Agreement”) that provides for indemnification of the Employee with respect to actions taken in his capacity as an officer or director of the Company to the fullest extent permitted under the Company Certificate of Incorporation, By-laws and the Delaware General Corporation Law, subject to certain limitations set forth in the Indemnification Agreement. Nothing contained in this Agreement shall alter, amend, or obviate the Company’s obligations to the Employee pursuant to the Indemnification Agreement, the terms and conditions of which shall remain in full force and effect.

Prior Charges or Complaints. Employee represents that if Employee has filed, with any administrative agency or court, any complaint or charge against the Company or any of the Released Parties involving any events up to and including the date of this Agreement, Employee has disclosed such complaint or charge, in writing, to the Company’s Human Resources Department.

Non-Assignment. Employee represents that Employee has not assigned or otherwise transferred to any party any claim that is being released pursuant to this Agreement.

Outstanding Expenses and Other Advances. Employee represents that Employee has submitted all outstanding expenses and has cleared all advances. Employee acknowledges that any advances that are unaccounted for shall be offset against the Severance described above.

No Other Promises. Employee represents that in executing this Agreement, no promise or inducement has been made to Employee except as set forth in this Agreement and that Employee is entering into this Agreement without any threat or coercion and without reliance on any statement or representation, written or oral, made by any person representing the Company, except as expressly set forth in this Agreement.

Entire Agreement. This Agreement, together with the Employment Agreement and Indemnification Agreement, constitute the entire and complete agreement between the parties. No other promises or agreements, either express or implied, shall be binding unless in writing and signed by all parties.

Severability. Each of the terms of this Agreement is deemed severable in whole or in part and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid, or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect.

Governing Law. Except to the extent preempted by federal law, this Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties shall be interpreted, enforced, and governed in accordance with the laws of the State of Illinois which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement or Employee’s employment with the Company shall be brought in any court of appropriate jurisdiction sitting in the City of Chicago, Illinois and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their legal representatives, transferees, successors and assigns.

Employee Acknowledgement. Employee acknowledges that Employee has entered into this Agreement freely and voluntarily, and that Employee has had adequate time to read this Agreement and to consult with Employee’s attorney on its terms and to reflect upon the consequences of Employee’s execution thereof. Employee acknowledges that the Company offered Employee twenty-one (21) days within which to consider this Agreement, and that the Company advises Employee to consult with an attorney prior to executing this Agreement. The Parties agree that the twenty-one day period started on the date that Employee first received this Agreement from the Company, and that any changes made to the Agreement since that date, whether material or immaterial, have not restarted the running of the twenty-one day period.

Revocation. Within seven (7) days following Employee’s execution of the Agreement, Employee may revoke his release of claims contained in Section 7 and his covenant not to sue contained in Section 8 to revoke it, and this Agreement shall not become effective or enforceable until this seven-day revocation period has expired. Any such revocation must be in writing and either delivered by hand within such seven-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the seven-day period, and in either case addressed to Michael K. McGarrity, President and Chief Executive Officer at Nanosphere, Inc., 4088 Commercial Avenue, Northbrook, Illinois, 60062. In the event Employee exercises Employee’s right of revocation, Employee will not be entitled to receive the Severance, and will not be bound by either his release of claims contained in Section 7 or his covenant not to sue contained in Section 8, but the remaining provisions of this Agreement shall remain in full force and effect.

NANOSPHERE, INC.		WILLIAM P. MOFFITT

By:	/s/ Michael K. McGarrity	/s/ William P. Moffitt
Its: President and Chief Executive Officer

Dated: April 11, 2013		Dated: April 11, 2013

EXHIBIT A

INSTRUCTIONS: This Supplemental Release is required only if the Severance Agreement and General Release (the “Release”) between Nanosphere, Inc. (the “Company”) and William P. Moffitt (the “Employee”) is signed prior to April 14, 2013 (the “Separation Date”). If the Release is signed prior to the Separation Date, then, in order to receive the Severance described in the Release, the Employee must sign this Supplemental Release and return it to the Company not before the Separation Date and not later than twenty-one (21) days after the Separation Date. This Supplemental Release must be dated during such 21 day period, and either delivered by hand within such 21-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the 21-day period, and in either case addressed to Michael K. McGarrity, President and Chief Executive Officer at Nanosphere, Inc., 4088 Commercial Avenue, Northbrook, Illinois, 60062.

The Employee may revoke this Supplemental Release at any time within seven days after it is signed and delivered to the Company. Any such revocation must be in writing and either delivered by hand within such seven-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the seven-day period, and in either case addressed to the same address stated above. In the event Employee exercises Employee’s right of revocation, this Supplemental Release will be null and void, and Employee will not be entitled to receive the Severance, but the remaining provisions of the Release shall remain in full force and effect.

The Employee is hereby advised that he has a period of not less than twenty-one (21) days to consider whether to sign this Supplemental Release, and is advised to consult an attorney with respect to this Supplemental Release.

SUPPLEMENTAL RELEASE

In consideration of his right to receive the Severance described in Section 3 of the Agreement and General Release (the “Release”) between himself and Nanosphere, Inc. (the “Company”), and the other covenants of the Company contained in the Release, WILLIAM P. MOFFITT (“Employee”) hereby reaffirms his release of Claims contained in Section 7 of the Release and his covenant not to sue with respect to such Claims contained in Section 8 of the Release, and agrees that such release and covenant not to sue shall also apply to any Claims (as defined in Section 7 of the Release) that did not exist on the date the Release was signed, but that exist on the date this Supplemental Release is signed.

Employee acknowledges that he has been given twenty-one (21) days to consider whether to sign this Supplemental Release and advised to consult an attorney before deciding whether to sign, that he has the right to revoke this Supplemental Release within seven (7) days after signing it in accordance with the “Instructions” above, and that he will have no right to receive the Severance until such seven-day revocation period has expired.

In all other respects, the Release shall remain in full force and effect.

/s/ William P. Moffitt
William P. Moffitt
Dated: April 15, 2013